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                                                                       Exhibit 3

                                                                  April 26, 1999



The Prudential Insurance Company
of America
Prudential Plaza
Newark, New Jersey 07102-3777

Gentlemen:


In my capacity as Chief Counsel, Variable Products, Law Department of The Prudential Insurance Company of America, I have reviewed the establishment on August 11, 1987 of The Prudential Variable Appreciable Account (the "Account") by the Finance Committee of the Board of Directors of The Prudential Insurance Company of America ("Prudential") as a separate account for assets applicable to certain variable life insurance contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I am responsible for oversight of the preparation and review of the Registration Statements on Form S-6, as amended, filed by Prudential with the Securities and Exchange Commission (Registration No. 33-20000, Registration No. 333-64957, and Registration No. 33-61079) under the Securities Act of 1933 for the registration of certain variable appreciable life insurance contracts issued with respect to the Account.


I am of the following opinion:


     1. Prudential is a corporation duly organized under the laws of the State of New Jersey and is a validly existing corporation.

     2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

     3. The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable appreciable life insurance contracts is not chargeable with liabilities arising out of any other business Prudential may conduct.

     4. The variable appreciable life insurance contracts are legal and binding obligations of Prudential, in accordance with their terms.



In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.


I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


 /s/
--------------------------
Clifford E. Kirsch

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